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Exhibit 5.45

                               FIRST AMENDMENT TO
                         EXECUTIVE EMPLOYMENT AGREEMENT

          This agreement, dated as of May 1, 2004, amends the Executive Employment Agreement (the "Executive Agreement") made as of July 1, 2000, by and among Aavid Thermal Technologies, Inc., a Delaware corporation, and its subsidiary Fluent Inc. (formerly Fluent Holdings, Inc.), a Delaware corporation (the "Subsidiary"), and H. Ferit Boysan. Except as otherwise provided, capitalized terms have the meaning given to them in the Executive Agreement.

          The parties desire to amend the Executive Agreement to extend the Employment Period, subject to the provisions for early termination of the Employment Period set forth in the Executive Agreement.

          NOW, THEREFORE, the parties hereto agree as follows:

     1. Amendment. The parties agree that (i) the reference in Section 4(a) of the Executive Agreement to "five years" shall be amended to read "seven years" and (ii) the reference in Section 4(d) of the Executive Agreement to the "five year anniversary" shall be amended to read the "seven year anniversary." The parties agree that such change in the definition of Employment Period shall apply to all references to Employment Period in the Executive Agreement.

     2. General Provisions.

     (a) Severability. Whenever possible, each provision of this agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

     (b) Complete Agreement. This agreement and those documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. The parties agree that all terms, conditions and provisions of the Executive Agreement are hereby reaffirmed and continued in full force and effect and shall remain unaffected and unchanged, except as specifically amended by this agreement.

     (c) Counterparts. This agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

     (d) Governing Law. All questions concerning the constriction, validity and interpretation of this agreement will be governed by the internal law, and not the law of conflicts, of the State of New Hampshire.

                                    * * * *
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          IN WITNESS WHEREOF, the parties hereto have executed this agreement on the date first written above.

                                        AAVID THERMAL TECHNOLOGIES, INC.


                                        /s/ John W. Mitchell
                                        ----------------------------------------
                                        BY: John W. Mitchell
                                        ITS: Vice President


                                        FLUENT INC.


                                        /s/ John W. Mitchell
                                        ----------------------------------------
                                        BY: John W. Mitchell
                                        ITS: Vice President


                                        /s/ H. Ferit Boysan
                                        ----------------------------------------
                                        H. Ferit Boysan


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